Contact: Patty Kehe Dynasil Corporation of America Phone: (607) 272-3320, ext. 26 Email: pkehe@dynasilcorp.com

Dynasil Announces Appointment of Steven Ruggieri as New President

WATERTOWN, Mass. – April 19, 2011 – Dynasil Corporation of America (NASDAQ: DYSL), a leader in specialized sensors, precision instruments and optical products for the medical, industrial and homeland security/defense markets announced today that the board of directors has appointed Steven K. Ruggieri the new President, effective May 17, 2011, to succeed Craig T. Dunham.  As announced in December of 2010, Mr. Dunham is retiring from his executive position but will remain a member of Dynasil’s board of directors.

Mr. Ruggieri has more than 32 years of business leadership experience in the research, defense, security and technology markets working at Foster Miller and successor company, Qinetiq Group North America.  He led business operations for Qinetiq North America’s Technology Solutions Group for parent Qinetiq Group PLC, a $2.5 billion public UK company.  The Technology Solutions Group was formed through the 2004 acquisition and integration of Foster-Miller, an R&D and product innovation company.  Following the acquisition, under his leadership, revenue grew from $120 to $400 million in five years.

“We are delighted that Steve will be leading Dynasil,” said Peter Sulick, Chairman of the Board of Directors.  “Steve is an extremely capable leader with a proven track record.  His experience and success leading contract R&D and product businesses for government and commercial markets, coupled with his specific expertise in business operations, product innovation and commercialization, acquisition integration and team building, represent the precise combination of skills and experience Dynasil needs to move our extensive technology portfolio into the marketplace.  We are confident he offers the ideal combination of experience, results and talents to lead Dynasil into the future.”

About Dynasil: Dynasil Corporation of America (NASDAQ: DYSL), is a provider of technology, products, services and solutions aimed at making the world safer and healthier.  The company supplies a broad range of customers by serving their specific needs in the medical, industrial, and homeland security/defense markets. The Company has operations in New Jersey, New York, Massachusetts and the UK.

This news release may contain forward-looking statements usually containing the words "believe," "expect," “plan”, “target”, “can be”, “potential” ,“intend” ,”view” or similar expressions.  These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act.  Future results of operations, technologies, projections, and expectations, which may relate to this release, involve certain risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, the factors detailed in the Company's Annual Report or Form 10-K, Quarterly Reports on Form 10-Q, as well as in the Company's other Securities and Exchange Commission filings, continuation of existing market conditions and demand for our products.